Exhibit 99.2

WiSA Technologies Announces Closing of Previously Announced $7.6 Million Public Offering

BEAVERTON, OR — (December 1, 2022)— WiSA Technologies, Inc. (Nasdaq: WISA), a developer of spatial, wireless sound technology for smart devices and next-generation home entertainment systems, today announced the closing of its previously announced public offering of an aggregate of 50,400,000 units and 3,600,000 pre-funded units at an effective public offering price of $0.14 per unit. Each unit consists of (i) one share of common stock, (ii) one Series A Warrant to purchase one share of common stock, immediately exercisable at a price of $0.14 per share and expiring five years from the date of issuance, and (iii) one Series B Warrant to purchase one share of common stock, immediately exercisable at a price of $0.14 per share and expiring five years from the date of issuance. Each pre-funded unit consists of (i) one pre-funded warrant to purchase one share of common stock, (ii) one Series A Warrant and (iii) one Series B Warrant. The gross proceeds from the offering, before deducting the placement agent's fees and other offering expenses, is approximately $7.6 million.

Maxim Group LLC acted as the exclusive placement agent for the offering.

The securities described above were offered pursuant to a registration statement on Form S-1, as amended (File No. 333-268085), which was declared effective by the Securities and Exchange Commission (the “SEC”) on November 29, 2022. The offering was made only by means of a prospectus which is a part of the effective registration statement. Copies of the final prospectus relating to this offering, were filed with the SEC and may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About WiSA Technologies, Inc.

WiSA Technologies (Nasdaq: WISA) develops, markets, and sells spatial audio wireless technology for smart devices and next-generation home entertainment systems. Its consortium—the WiSA Association—works with leading consumer electronics companies, technology providers, retailers, and industry partners to make spatial audio an experience that everyone can enjoy. The Company is headquartered in Beaverton, OR.

Contact Information

David Barnard, LHA Investor Relations, 415-433-3777, wisa@lhai.com